EXHIBIT 10.1

November 6, 2023

Mr. Robert Atwell
111 N. Washington Street
Green Bay, WI 54301

Re: Succession Plan and Executive Advisory Services

Dear Bob:

The Board of Directors (the “Board”) of Nicolet Bankshares, Inc. (“Nicolet”) has determined that it is in the best interest of Nicolet and its shareholders to set forth the details of your continued services following the announcement of Nicolet’s succession plan, including the conclusion of your role as Chairman of the Board of Nicolet and Nicolet National Bank (the “Bank”), your transition from active employment, and your continued service thereafter as an advisor to Nicolet. This letter sets forth the agreement between you and Nicolet with respect to such succession plan. As a founder and the current Chairman of the Board, Nicolet values and appreciates your commitment to providing continuing service, support, and expertise to ensure a seamless implementation of the succession plan.

1.Effective Date. The terms of this letter will become effective as of December 31, 2023 (your “Transition Date”).

2.Termination of Amended and Restated Employment Agreement. The terms of this letter will supersede and replace, in its entirety, your Amended and Restated Employment Agreement dated March 7, 2019 which is the only active employment agreement related to your current position.

3.Termination of Employment. Your role as Chairman of the Board of Nicolet and the Bank and your employment with Nicolet and any of its subsidiaries will end on the Transition Date.

4.Executive Advisor Services. For a period of three (3) years following your Transition Date (the “Term”), Nicolet will retain you as an Executive Advisor, on an independent contractor basis (see paragraph 11 below for additional information regarding independent contractor status). While engaged by Nicolet, you will perform such duties as the Board may assign in its sole discretion or as requested by the CEO of Nicolet which may include, without limitation, the following services (the “Services):

a.providing advice and counsel to the CEO;

b.assisting with special projects as requested by the Board or the CEO;

c.assisting with the maintenance and development of community, customer, and business relations; or

d.such other matters commensurate with your experience and status as may be mutually agreed between the Board, the CEO and you from time to time, which may include continuing your leadership of initiatives you advanced while serving as Chairman.

In your capacity as an Executive Advisor, you will not be in charge of any principal business unit, division, or function of Nicolet, nor will you perform any policy-making functions for Nicolet.

Nicolet expects that you will devote sufficient time, attention, and energies to the business of Nicolet during the Term to provide the Services. We reasonably anticipate that your level of services to Nicolet during the Term will be at least 50% of those services that you provided to Nicolet during the 36-month period preceding the Transition Date.

5.Board Membership. Your current term as a director will continue through the 2024 annual meeting of shareholders. Thereafter, upon nomination as a director and as a non-employee, you will be entitled to receive Board fees in an amount established by the Board of Directors and reimbursement for expenses consistent with Nicolet’s policies and practices with respect to Board members.

6.Services to Other Entities. You may provide services to other entities during the Term provided that you do not engage in any business, trade, profession, or other activity that would violate Nicolet’s Code of Ethics or the restrictive covenants contained herein. By way of example, nothing herein shall prevent you from (a) investing your personal assets or resources in such form or manner as will not require any services on your part in the operation or the affairs of any other entities in which your participation is solely that of an investor, (b) engaging, whether or not during normal business hours, in any other professional, civic, or philanthropic activities, or (c) accepting appointments to boards of directors of other private or public companies, provided that the Board approves of such appointments.

7.Location of Services. You may perform the Services at such locations as you reasonably deem appropriate, subject to your being available and present at such meetings and events as may be necessary to perform the Services.

8.Remuneration for Services. During the Term, and in consideration of the Services and your compliance with the restrictive covenants contained herein, Nicolet will provide you with the following benefits:

a.Advisor Fee. Nicolet will pay you an annual fee of $680,000.00 (the "Advisor Fee"), which Nicolet shall pay on a monthly basis in arrears. As an independent contractor, you will receive an IRS Form 1099-NEC from Nicolet and you will be solely responsible to remit all federal, state, and local taxes. You will indemnify Nicolet against all such taxes or contributions, including penalties and interest.

b.Office Space. Nicolet will provide you an office at its downtown Green Bay location. During the Term, Nicolet reserves the right to change the location of your office space if Nicolet needs your then-current space for business operations. After the Term, Nicolet may terminate your use of the office space upon giving you not less than thirty (30) days’ advance notice. Your office space will include a computer, phone, and other hardware similar to what you used on your Transition Date.

c.E-Mail/Phone Number. You will have continued use of your existing batwell@nicoletbank.com e-mail address and your current direct dial phone number.

d.Administrative Support. Nicolet will provide you with full time administrative support from your current assistant (or a replacement as selected by you if your current assistant retires or otherwise terminates) on the same basis as provided to you prior to the Transition Date. Your assistant will remain an employee of Nicolet and will receive compensation and benefits consistent with Nicolet’s policies during the Term.

e.Insurance (health, vision, dental, Armada Care). It is Nicolet’s intent that you and your qualified dependents will be insured during the Term, as provided herein.

i.If you or any of your qualified dependents are eligible for Medicare but have not enrolled in Medicare Parts A or B, you or they will do so prior to the Transition Date. You or they will be solely responsible for Medicare enrollment. It is our mutual intent that Nicolet-sponsored plans (as described in (ii), below) will provide secondary coverage for all covered health-related expenses when Medicare is available.

ii.During the Term, you and your qualified dependents may elect to continue participation in the Nicolet-sponsored group health plan in which you participated on the Transition Date (under a newly created Founder/Retiree Classification). Nicolet will continue to share the costs of coverage with you and your qualified dependents in the same ratio as Nicolet employees, with the value of Nicolet’s contribution being taxable to you as a non-employee. You will be solely responsible for timely electing coverage under Nicolet-sponsored plans.

iii.Nicolet will provide you and your qualified dependents notice of COBRA continuation rights when applicable. You and they will be solely responsible for timely electing COBRA coverage, if you or they choose to do so. Any COBRA premiums incurred after the end of the Term will be your sole responsibility.

f.Vehicle. Nicolet will transfer ownership to you of your current Nicolet-owned vehicle.

g.BOLI/Life Insurance. Nicolet will continue to pay the premiums all policies currently in effect.

9.Termination of Services. Your Services as an Executive Advisor may be terminated only in the following events:

a.By Mutual Agreement. You and Nicolet may mutually agree to terminate your Services at any time.

b.By Nicolet For Cause. Nicolet may immediately terminate the Services For Cause upon written notice to you, where the notice has been approved by a resolution passed by two thirds (2/3) of the Board of Directors. “For Cause” includes: (i) your refusal to perform Services as requested by the CEO or the Board; (ii) your involvement in conduct that constitutes fraud, dishonesty or willful misconduct in the performance of Services; (iii) you are arrested for, charged with, or convicted of any crime or violation of any municipal, state, or federal regulation (including misdemeanor or felony offenses) involving breach of trust or moral turpitude; (iv) your breach of any requirement herein, or (v) any gross and willful insubordination or inattention to the Services provided herein. Upon termination For Cause, all of Nicolet’s obligations herein shall terminate.

c.By You for Good Reason. You may terminate Services for Good Reason by providing (30) days' advance written notice of such termination, but only if Nicolet fails to cure the cited reason during that period. “Good Reason” means Nicolet’s failure to provide any benefit described herein. Upon termination For Good Reason, Nicolet’s obligations herein shall continue to the end of the Term.
d.Death. The Term shall end automatically upon your death, in which event Nicolet’s obligations under Section 8(a) shall continue to the end of the Term and all other obligations shall terminate upon your death.

e.Change in Control. In the event of a Change in Control (as defined in Code Section 409A), Nicolet’s successor will be bound by the terms of this letter; provided that Nicolet’s successor may elect to accelerate all payments due to you.

10.Claw back of Incentive Compensation. You will continue to be subject to any Nicolet policies adopted by the Board prior to your Transition Date concerning the claw back of incentive compensation that you received prior to your Transition Date.

11.Status as an Independent Contractor. While serving as an Executive Advisor, you will be an independent contractor, not an employee, and Nicolet will not exercise general supervision or control over the manner or means by which you provide the Services. This letter does not create any association, partnership, joint venture, employment, or agency relationship between you and Nicolet for any purpose. Following your Transition Date, you will not have authority (and shall not hold yourself out as having authority) to bind Nicolet and you shall not make any agreements or representations on Nicolet's behalf without Nicolet's prior written consent. Other than as expressly provided herein, you will not be eligible to participate in any vacation, sick leave, disability, profit sharing, employee stock purchase plan, retirement benefits, or any other fringe benefits or benefit plans offered by Nicolet to its employees.
12.Intellectual Property Rights. Nicolet shall exclusively own all work product of any nature that you produce in delivering the Services (collectively, the "Work Product"), including work product that constitutes intellectual property rights. You acknowledge and agree that any and all Work Product that may qualify as "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is "work made for hire" for Nicolet and all copyrights therein shall automatically and immediately vest in Nicolet. As between you and Nicolet, Nicolet is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by Nicolet ("Company Materials"). You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform the Services. You have no right or license to use Nicolet's trademarks, service marks, trade names, logos, symbols, or brand names.

13.Restrictive Covenants. As a founder and named executive officer of Nicolet, you have intimate knowledge of Nicolet’s business operations and customers, including confidential and proprietary information that would be of great value to competitive companies. During the Term and for a period of three (3) years following the end of the Term (the “Restriction Period”), you agree to the following:

a.Non solicitation of Customers. You will not (except on behalf of or with the prior written consent of Nicolet), on your own behalf or in the service or on behalf of others, solicit, divert, or appropriate or attempt to solicit, divert or appropriate, any business from any of Nicolet’s customers with whom you have or had any Material Contact for purposes of providing products or financial services that are competitive with those provided by Nicolet. For purposes of this subparagraph, “Material Contact” means contact between you and each customer: (i) with whom you dealt on behalf of Nicolet in a business capacity or about whom or which you obtained confidential information in the ordinary course of business as a result of your association with Nicolet; and (ii) who received products or services from Nicolet and/or one or more of its subsidiaries within two (2) years prior to the end of the Term.

b.Non solicitation of Employees. You agree that you will not (except with the prior written consent of Nicolet) on your own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit any employee of Nicolet with whom you had material contact during the two (2) years prior to your Transition Date. It will not be a violation of the foregoing for you to serve as a reference. For purposes of this subparagraph, “Material Contact” means contact between you and each employee with whom you had direct or indirect supervisory authority within the two (2) years prior to the end of the Term.

c.Non-Competition. You will not, within the Restricted Area (as defined below), on your own behalf or on behalf of any other person: (a) assist or have an active interest in any firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity that competes in any manner with the financial services that were offered by Nicolet or its subsidiaries on your Transition Date; or (b) enter into the employment of or act as an independent contractor, director, agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the financial services that were offered by Nicolet or its subsidiaries on your Transition Date. Notwithstanding the foregoing, you may (a) make passive investments in the stock of any mutual company or publicly traded business (including a competitive business) as long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business, and (b) remain on all boards of directors in which you were a member immediately prior to your cessation of your Transition Date. For purposes of this subsection, “Restricted Area” means the geographic areas encompassed by a fifty (50) mile radius from each of Nicolet’s branch offices. It is the express intent of the parties that the Restricted Area as defined herein is the area where you have historically performed services on behalf of Nicolet while employed at Nicolet, and where you will continue to perform Services.

d.Confidentiality. You may have access to information that is confidential and proprietary by Nicolet including, without limitation, information pertaining to business operations and strategies, customers, pricing, marketing, finances, and operations of Nicolet and its subsidiaries, or their suppliers or customers (collectively, the "Confidential Information"). You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Nicolet, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify Nicolet immediately in the event you become aware of any loss or disclosure of any Confidential Information. Confidential does not include information that (i) is or becomes generally available to the public other than through your breach of this letter; or (ii) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

Nothing herein shall prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of Nicolet within three (3) business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit Nicolet to contest the order or seek confidentiality protections, as determined in Nicolet's sole discretion.

You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Also, if you file a lawsuit for retaliation by Nicolet for reporting a suspected violation of law, you may disclose Nicolet's trade secrets to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

e.Remedies. You agree that the covenants contained in this Section are reasonable and necessary to protect Nicolet’s on-going business, interests and properties, and that Nicolet will suffer irreparable loss and damage should you breach any of the covenants. Therefore, you agree and consent that, in addition to all the remedies provided by law or in equity, Nicolet may seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. All remedies of Nicolet shall be cumulative.

14.Miscellaneous Provisions.

a.Section 409A. Any payment to which you are entitled under this letter shall be exempt from Section 409A of the Code to the maximum extent permitted under Section 409A of the Code. However, to the extent any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither you nor Nicolet shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party. For purposes of this letter, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. It is also intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations Section 1.409A-1(b)(4) (regarding short-term deferrals), Section 1.409A-1(b)(9)(iii) (regarding the severance pay exception) and Section 1.409A-1(b)(9)(iv) (regarding reimbursements and other separation pay).

b.Applicability of Nicolet’s Policies. You agree that, while performing Services for Nicolet, you will be subject to and abide by the written policies and practices of Nicolet including the Code of Ethics and those internal policies related to safety and security.

c.Severability. Each of the terms included in this letter is separate, distinct, and severable from the other provisions and the invalidity or unenforceability of any term shall not affect the validity or enforceability of any other term. Further, if any term is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the term shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

d.Assignment. The rights and obligations of Nicolet shall inure to the benefit of and shall be binding upon the successors and permitted assigns of Nicolet, including without limitation, a purchaser of all or substantially all the assets of Nicolet. If so assigned, the assignment shall be by novation and Nicolet shall have no further liability hereunder, and the successor or assign, as applicable, shall substitute for Nicolet, but you will not be deemed to have experienced a Termination of Employment by virtue of such assignment.

e.Waiver. A waiver of any breach of any term in this letter shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

f.Mediation. If any dispute arises out of or relates to this letter, or a breach thereof, and if the dispute cannot be settled through direct discussions between you and Nicolet, we will first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

g.Applicable Law and Choice of Forum. This letter shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. Any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this letter and shall be a proper forum in which to adjudicate such case or controversy. You and Nicolet each consent and waive any objection to the jurisdiction or venue of such courts.

h.Interpretation. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this letter or affect its meaning, construction, or effect.

i.Entire Agreement. This letter embodies the entire and final agreement of the parties on the subject matter stated herein. No amendment or modifications shall be valid or binding upon Nicolet or you unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this letter are hereby expressly terminated without any obligations owing to you on account of the termination of those agreements.

j.Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights, or remedies.

k.Costs of Enforcement. If a dispute related to a breach of the any term contained herein results in a legal action initiated by either you or Nicolet, the successful or prevailing party in such action shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses incurred in that action.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely yours,

Michael E. Daniels
President & CEO

ACCEPTED AND AGREED

/s/ Bob Atwell	11/6/2023
Bob Atwell	Date